Jeffrey A. Nichols
Attorney at Law

August 12, 2010

Chang Ya-Ping
President/Chief Executive Officer
Tiger JiuJiang Mining, Inc.
312 State Avenue, Number 155
Marysville, Washington 98270

Re:   Tiger Jiujiang Mining, Inc.
         Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as special counsel to Tiger Jiujiang Mining, Inc., a Wyoming corporation (the “Company”) for the limited purpose of rendering this opinion in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”), which is being filed with the Securities and Exchange Commission, including any and all subsequent amendments to the Registration Statement as filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “1933 Securities Act”). The Registration Statement relates to the proposed public offering of up to 3,500,000 shares of the company’s common stock.

In connection with this opinion, I have made such investigations and examined such records, including: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation; (iii) such corporate minutes as I deemed necessary to the performance of my services and to give this opinion; and (iv) such other instruments, documents, and records, as I have deemed relevant and necessary to examine for the purpose of this opinion. I have also examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records, and other instruments as I have deemed necessary for the preparation of this opinion. In expressing this opinion I have relied, as to any questions of fact upon which my opinion is predicated, upon representations and certificates of the officers of the Company.

In giving this opinion I have assumed: (i) the genuineness of all signatures and the authenticity and completeness of all documents submitted to me as originals; and (ii) the conformity to originals and the authenticity of all documents supplied to me as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents.

811 6th Avenue Lewiston, ID 83501 Ph: 415-314-9088 Fax: 800-778-3290 e-mail: sfcaplaw@aol.com

I am providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the 1933 Securities Act for filing as Exhibit 5 to the Registration Statement. The opinions herein are limited to the Federal laws of the United States of America and the corporate law of the State of Wyoming; including all applicable statutory provisions of law and the reported judicial decisions interpreting these laws in effect as of the date of the effectiveness of the Registration Statement. I do not express any opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction.

Based upon the foregoing, and subject to the limitations set forth herein, I am of the opinion that (i) the shares of Common Stock being sold by the Company, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid, and non-assessable; and (ii) all Common Shares previously issued by the Company, including those Common Shares being sold by the Selling Shareholders, have been validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters.”

Sincerely,

Jeffrey A. Nichols, Esq.

811 6th Avenue Lewiston, ID 83501 Ph: 415-314-9088 Fax: 800-778-3290 e-mail: sfcaplaw@aol.com